PRESS RELEASE

Pegasus Wireless Corporation Acquires CNET Technology, Inc. for Manufacturing of Its Wireless Products

Facility will Provide Pegasus with Manufacturing Capability Needed for Business Growth

FREMONT, CA - December 29th, 2005 - Pegasus Wireless Corporation (OTC: PGWC), a leading provider of advanced wireless solutions, announced today the acquisition of 51% controlling interest in CNet Technology, Inc., a China based designer and manufacturer of computer network equipment, including wireless devices. The acquisition will be financed by a purchase of 222,222 restricted shares of Pegasus Wireless Corporation's common stock by Jasper Knabb, Company's President. The cash equivalent of $1 million will be used for the purchase of CNet Technology, Inc., while the additional $1 million cash will be used to obtain raw materials to begin the manufacturing of Pegasus Wireless' products that will be available for distribution within thirty days. The acquisition of CNet's manufacturing subsidiary will allow Pegasus Wireless to accelerate the assembly of its own products as well as goods for companies abroad, which will ultimately increase profit margins. Previously, Pegasus Wireless has been manufacturing their wireless products through various venues around the world, and the ability to manufacture its products in a centralized environment will greatly enhance the speed and volume of their product output.

Jasper Knabb remarked, "We are thrilled at the addition of CNet Technology, Inc. to our fast-growing group of committed and talented specialists. CNet has an excellent grasp on Pegasus' plans for the future, and are dedicated to being an integral part of the overall goals of our company." Knabb further commented, "Together with Pegasus's recent acquisition of AMAX Technology, CNet Technology adds another critical piece into Pegasus's overall plan to become a complete end-to-end network communication solution and technology provider. "

CNet Technology, Inc. has been a leader in designing and manufacturing high-speed, cost-effective solutions for the worldwide networking and communications market. Their unique combination of sales and assembly has allowed for CNet to support a vast array of wireless demands, from the small and home offices to the vast enterprise systems that span multiple locations. Pegasus Wireless will be assuming command of CNet's manufacturing facility and coupling the production of their own products with the already reputable CNet merchandise, which will leave their sales team to continue the tradition of excellence that has been established over the years. Knabb went on to say, "The recognized capabilities of CNet Technology in conjunction with the standards that we at Pegasus uphold will no doubt be an asset to our company, as well as a tool for the overall vision of future success and increased value to Pegasus Wireless shareholders. "

About CNet Technologies, Inc

Established in 1987, CNet Technology is known as the leader in total networking solutions, providing a complete line of Gigabit Switch, Wireless LAN and broadband routers product families. These product families support IT organizations as well as home users with products that range from client side network adapters all the way up to Gigabit switches and Routers for heavy-duty applications, as well as for users to freely surf the Internet. In order to deliver practical-to-use and high-value solutions, CNet develops


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a family of wired and  wireless  LAN  products  that  deliver  the best cost and performance  with  an  un-  compromised  level  of  security,  scalability,  and
manageability   features.   In  order  to  support  the  realities  of  customer
requirements today, CNet is focused on delivering industry-leading networking solutions to customers all over the world. CNet Technology, Inc. can be reached at +86-512-63430889.

About AMAX Engineering Corporation

AMAX Engineering Corporation, a wholly owned subsidiary of Pegasus Wireless Corporation, is located in the heart of the Silicon Valley. Over the years, AMAX has distinguished and established itself as a global leader in providing technology to all levels of the marketplace. As an ISO-9001 certified corporation, AMAX manufactures and markets innovative server, industrial, workstation, storage & clustering systems to meet the most stringent of quality requirements. With locations in California, Texas, New Jersey, Vancouver, and China, AMAX has a proven track record and flexibility to provide solutions from development and deployment to support, service, logistics and product life-cycle management. AMAX has been honored with many Top Ranking Awards, such as being named in the VarBusiness Magazine's Top 500 Solution Providers in North America in 2004-2005, VarBusiness Magazine's Top 25 US Distributor Companies in
2003-2004, and California CEO Magazine's Top 250 Privately Held Firms In California in 2002. The company also had 8 products placed in PC World Magazine's Top 15 Desktop PC's from 2003 through 2005. AMAX Engineering Corporation can be reached at (510) 651-8886 or by visiting their website, www.amaxit.com.

About Pegasus Wireless Corporation

Pegasus Wireless Corporation is a leading provider of advanced wireless solutions. Founded in 1993, Pegasus creates hardware and software solutions for broadband wireless networking and Internet access applications. Pegasus' patented 802.11 technology is the platform for Wi-Fi technology, and the company offers cutting edge wireless products used in computer networking, industrial data transmission, and multimedia applications. Pegasus pioneered the industry's first driver-less, truly plug- and-play wireless Ethernet bridge, and the company's wireless networking products allow a higher user capacity per base station as compared to the competition. These products also offer advanced security, easy true plug-n-play installation, dynamic load balance, non-interrupting real-time roaming connectivity, e.g. VOIP, and fail-safe, self-healing mesh networking capability. Pegasus Wireless Corporation can be contacted at 800-770-6698 or by visiting their website at www.pegasuswirelesscorp.com .

NOTES ABOUT FORWARD-LOOKING STATEMENTS

Statements contained in this release, which are not historical facts, may be considered "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and the current economic environment.

We caution the reader that such forward-looking statements are not guarantees of future performance. Unknown risks and uncertainties as well as other uncontrollable or unknown factors could cause actual results to materially differ from the results, performance or expectations expressed or implied by such forward-looking statements. These factors include, but are not limited to,
(i) our ability to complete successful acquisitions of complementary companies, products and technologies; (ii) our ability to attract and retain customers; and
(iii) our ability to gain market share. Consequently, all of the forward-looking


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statements  made  in  this  news  release  are  qualified  by  these  cautionary statements, and there can be no assurance that the actual results anticipated by Pegasus Wireless will be realized, or if substantially realized, that they will have the expected consequences to or effects on Pegasus Wireless or its business or operations.


Contact:
     Pegasus Wireless Corporation
     Jasper Knabb, 800-770-6698 or 510-490-8288 ext. 202
     ir@pegasuswirelesscorp.com







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